EXHIBIT 99.1

Company Contact:	Herb Mueller
Chief Financial Officer
(678) 775-6900

Investor Relations Contact:	Bill Zima
Integrated Corporate Relations
(203) 682-8200

Delta Apparel Reports Third Quarter Fiscal 2005 Results

Sequential Gross Margins Improve 330 Basis Points to 25.3%
Earnings Per Share Increase to Record $0.64
(Adjusted to Reflect 2-for-1 Stock Split Effective May 31, 2005)

DULUTH, Ga.—April 28, 2005—Delta Apparel, Inc. (AMEX: DLA) today reported financial results for the third fiscal quarter ended April 2, 2005.

For the third quarter of fiscal 2005, net sales were $58.3 million compared to $58.8 million in the prior year. Net income increased to $5.4 million compared to the prior year’s level of $3.8 million. Diluted earnings per share for the quarter were $0.64 compared to $0.46 in the third quarter of the prior year (adjusted to reflect 2-for-1 stock split effective May 31, 2005).

Gross margins for the quarter increased 330 basis points to 25.3% compared to 22.0% in the second quarter, and increased 80 basis points from the third quarter of the prior year. Operating margin increased to 13.7% primarily as a result of the $3.6 million gain on the sale of the Edgefield, S.C. yarn spinning facility. This is an 820 basis point increase from the second quarter and a 430 basis point increase from the prior year’s third quarter.

For the nine months ending April 2, 2005, net sales increased 19.6% to $161.8 million compared to $135.2 million in the prior year. Net income for the nine month period increased 86.6% to $8.0 million, or $0.95 per diluted share, compared to $4.3 million, or $0.52 per diluted share in the same period last year (adjusted to reflect 2-for-1 stock split effective May 31, 2005).

Gross margins for the first nine months of fiscal year 2005 improved 270 basis points to 23.0% compared to 20.3% in the prior year. Operating margin increased 310 basis points to 8.5% compared to 5.4% in the prior year. This improvement was driven by increased sales of higher margin products and improved manufacturing operations, offset partially by higher raw material costs. The Company noted that prior year results included six months of operations from M. J. Soffe Co., which was acquired on October 3, 2003.

Robert W. Humphreys, President and CEO, commented, “We are pleased with our performance for the third fiscal quarter. We successfully increased our gross margins through price increases in our core apparel styles, a more favorable mix of higher margin goods, as well as through improvements to our manufacturing process. During the quarter, we focused on several operational initiatives to better position the Company for the future. We transitioned our primary distribution center in Tennessee to a new facility that will allow us to better serve customers and reduce distribution costs. We also dedicated resources to the preparation of our new Cranbury, New Jersey distribution center, which commenced shipping in April. With these enhancements to our infrastructure, we are well-positioned with our distribution centers, and the demand for our product lines remains strong.”

Mr. Humphreys continued, “We have begun implementing significant cost reductions to our Soffe business to improve its operational performance. During the quarter we announced the closing of our Soffe sewing facility in Bladenboro, North Carolina and, over the course of the next few months, we will continue to transition our domestic sewing production to offshore facilities. We will, however, maintain appropriate levels of sewing production in the United States to support our military programs, which require domestic manufacturing. We believe these initiatives, coupled with our more focused distribution strategy, will enhance our overall performance and continue to drive sales and gross margins for our business.”

The Delta business reported sales of $36.0 million for the three months ended April 2, 2005, a 0.8% decrease from the prior year quarter. This slight decrease in sales was primarily a result of reduced distribution capacity as a result of the Company’s transition of its primary distribution center in Tennessee to a new building. The Company continued to focus its efforts on maintaining higher pricing and improved product mix. Operating income was $6.1 million for the third quarter compared to $2.6 million from the prior year quarter, primarily as a result of the $3.6 million gain on the sale of the Edgefield facility in January, 2005.

The Soffe business contributed $22.9 million in sales for the third quarter of fiscal year 2005, a $0.4 million increase, or 1.6%, from sales in the prior year’s quarter. During the quarter, the Soffe business reduced its inventory and increased its sales of close-out products, which had a slightly negative impact on sales and gross margins. Operating income for the quarter ended April 2, 2005 decreased to $2.1 million compared to $2.8 million from the prior year quarter, due to higher raw material costs, transition costs associated with the ongoing move of domestic sewing to offshore contractors, and the increased sales of close-out products.

The Company’s effective income tax rate for the three months ended April 2, 2005 was 25.3%, compared to 19.4% for the third quarter of the prior year and 32.4% for the fiscal year ended July 3, 2004. During the quarter ended April 2, 2005, the Company decided to permanently reinvest its foreign earnings in Honduras and therefore reversed a $0.7 million tax liability associated with the foreign earnings, resulting in the lower effective tax rate during the quarter ended April 2, 2005. During the quarter ended March 27, 2004, the statute of limitations expired on the tax years covered by the tax sharing agreement between the Company and Delta Woodside Industries, Inc. As a result, the Company reversed a $0.9 million tax liability associated with the tax sharing agreement, resulting in the lower effective tax rate during the quarter ended March 27, 2004.

Inventory at April 2, 2005 decreased $4.6 million to $105.2 million compared to the prior year. Inventory in the Soffe business decreased $3.7 million compared to the prior year, and decreased $3.0 million compared to January 1, 2005. The Company remains focused on further improving its inventory utilization while maintaining appropriate inventory levels to service its customers and continue its sales growth.

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available on the Company’s web site at www.deltaapparel.com. Minimum requirements to listen to the webcast are access to the Internet through at least a 28.8 baud modem connection and Windows Media Player™ software, which is available for a free download on the Company’s event details page.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to screen printers, private label accounts, sporting goods stores, department stores and distributors. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,300 worldwide. Additional information on our company is available at www.deltaapparel.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

(Tables to follow)

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	April 2, 2005	March 27, 2004	April 2, 2005	March 27, 2004
Net Sales	$58,272	58,805	$161,767	135,230
Cost of Goods Sold	43,528	44,374	124,631	107,807

Gross Margin	14,744	14,431	37,136	27,423

SG&A	10,392	8,879	26,932	20,085
Other (Income)/Expense	(3,616)	20	(3,612)	(29)

Operating Income	7,968	5,532	13,816	7,367

Interest Expense	679	799	2,217	1,846
Taxes	1,844	920	3,556	1,211

Net Income	$5,445	$3,813	$8,043	$4,310

Weighted Average Shares Outstanding **
Basic	8,376	8,178	8,316	8,130
Diluted	8,558	8,376	8,480	8,324

Net Income per Common Share **
Basic	$0.65	$0.47	$0.97	$0.53
Diluted	$0.64	$0.46	$0.95	$0.52

**Adjusted to refect 2-for-1 stock split effective May 31, 2005

	April 2, 2005	July 3, 2004	March 27, 2004
Current Assets
Cash	$225	$333	$328
Receivables, Net	35,386	38,610	36,569
Inventories	105,204	105,888	109,809
Deferred Income Taxes	2,208	1,075	1,175
Other Assets	4,400	1,616	1,059

Total Current Assets	147,423	147,522	148,940

Noncurrent Assets
Property, Plant & Equipment, Net	18,965	19,529	20,041
Deferred Income Taxes	272	178	102
Other Noncurrent Assets	418	2,150	2,209

Total Noncurrent Assets	19,655	21,857	22,352

Total Assets	$167,078	$169,379	$171,292

Current Liabilities
Accounts Payable and Accrued Expenses	$42,059	$30,511	$225,002
Current Portion of Long Term Debt	18,803	20,810	28,343
Income Tax Payable	2,094	1,793	1,346

Total Current Liabilities	62,956	53,114	54,691

Noncurrent Liabilities
Long-Term Debt	17,288	29,246	33,847
Other Noncurrent Liabilities	3,667	11,527	12,948

Total Noncurrent Liabilities	20,955	40,773	46,795

Stockholders' Equity	83,167	75,492	69,806

Total Liabilities and Stockholders' Equity	$167,078	$169,379	$171,292